Megola Receives Funding for Product Development

Pacific Channel Ltd. Provides Financial Backing for Hartindo Line

CORUNNA, ON--(MARKET WIRE)—October 25, 2007 -- Megola Inc. (Other OTC:MGOA.PK - News) announced today that Pacific Channel Ltd. (PLC), the licenser of Hartindo Anti-Fire products, has issued Megola a loan to aid in the Research & Development required to bring these products to the North American market.

The Note and Security Agreement is as follows:

Megola has signed a note and security agreement with PCL to obtain additional funding in the amount of $300,000 (CAD).

Megola, upon receipt of the loan, will incur no interest should the loan be repaid after specified time period. Any amounts still owing after the period, unless such date is extended by PCL, will be subject to a 15% rate of interest.

PCL shall extend the January 25, 2008 due date of an existing loan of $250,000 (USD) to coincide with the due date of this new agreement.

The due date on the entire amounts loaned will be March 31, 2008.

As security for the loan, Megola has pledged to PCL the right to revoke Megola’s Licensing Agreement to the Hartindo line of products.

"PCL has recognized the time and effort we have been putting forth to ready Hartindo for the North American marketplace and have made a bold statement of support by aiding us in the very crucial, and expensive, phases of procurement, analysis, testing, and pre-marketing", states Joel Gardner, CEO of Megola Inc. Gardner continues, “We believe that PCL’s further commitment putting its financial strength behind Megola indicates that we are on the right path with our development and that our preliminary talks with companies that will use the Hartindo products have potential for positive results for us as a company.”

For more information on Hartindo products and Megola Inc. please visit www.megola.com.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
CONTACTS:
Daniel Gardner
1 888 558 6389
 IRinfo@megola.com